FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-21

WFCM 2017-C42 - PUBLIC NEW ISSUE

**PRICING DETAILS** $612.049 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.

CO-MANAGER:	ACADEMY SECURITIES, INC.

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	SPD	YLD%	CPN%	$PRICE
A-1	AAAsf/AAA(sf)/Aaa(sf)	13.377	30.000%	2.75	+22	2.3154	2.338	99.99810
A-2	AAAsf/AAA(sf)/Aaa(sf)	12.320	30.000%	4.93	+55	2.7750	3.439	102.99980
A-SB	AAAsf/AAA(sf)/Aaa(sf)	27.697	30.000%	7.04	+70	3.0119	3.488	102.99470
A-3	AAAsf/AAA(sf)/Aaa(sf)	147.000	30.000%	9.83	+82	3.2173	3.330	100.99680
A-4	AAAsf/AAA(sf)/Aaa(sf)	287.780	30.000%	9.95	+84	3.2412	3.589	102.99870
A-BP	AAAsf/AAA(sf)/Aaa(sf)	7.125	30.000%	9.82	+150	3.8978	3.885	99.99950
A-S	AAAsf/AAA(sf)/Aa3(sf)	40.686	24.250%	9.98	+110	3.5025	3.851	102.99890
B	AA-sf/AA(sf)/NR	39.801	18.625%	9.98	+125	3.6525	4.002	102.99790
C	A-sf/A-(sf)/NR	36.263	13.500%	9.98	+185	4.2525	4.297	100.49730

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBB-sf/BBB-(sf)/NR	40.685	7.750%	9.98	54.9%	12.3%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$744,811,779
NUMBER OF LOANS:	37
NUMBER OF PROPERTIES:	66
WA CUT-OFF LTV:	59.5%
WA BALLOON LTV:	55.1%
WA U/W NCF DSCR:	2.00x
WA U/W NOI DEBT YIELD:	11.4%
WA MORTGAGE RATE:	4.399%
TOP TEN LOANS %:	58.7%
WA REM TERM TO MATURITY (MOS):	118
WA REM AMORTIZATION TERM (MOS):	359
WA SEASONING (MOS):	1

LOAN SELLERS:	BARCLAYS(32.9%), SMF II(28.5%), WFB(27.3%), RMF(11.3%)

TOP 3 PROPERTY TYPES:	OFFICE(49.4%), RETAIL(25.0%), HOSPITALITY(16.2%)

TOP 5 STATES:	CA(19.3%), NY(16.3%), MI(14.0%), PA(11.9%), TN(7.7%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	LNR PARTNERS, LLC

DIRECTING CERTIFICATEHOLDER:	PRIME FINANCE CMBS B-PIECE HOLDCO XIV, L.P. OR AN AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
ANTICIPATED SETTLEMENT:	DECEMBER 21, 2017

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM REVIEW CODE: WFCMC42

FINAL LINK: www.netroadshow.com/nrs/wp/default.html?show=c3e4eE

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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